   As filed with the Securities and Exchange Commission on July 18, 2002
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                                  ------------

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                 VITALWORKS INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             59-2248411
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

   239 ETHAN ALLEN HIGHWAY                                        06877
        RIDGEFIELD, CT                                          (Zip Code)
    (Address of Principal
      Executive Offices)


                        2002 EMPLOYEE STOCK PURCHASE PLAN

                                 JOSEPH M. WALSH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             239 ETHAN ALLEN HIGHWAY
                              RIDGEFIELD, CT 06877
                     (Name and Address of Agent for Service)

                                 (203) 894-1300
                     (Telephone number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                      PROPOSED        PROPOSED
     TITLE OF                          MAXIMUM         MAXIMUM      AMOUNT OF
    SECURITIES      AMOUNT TO BE   OFFERING PRICE     AGGREGATE    REGISTRATION
 TO BE REGISTERED  REGISTERED (1)     PER SHARE    OFFERING PRICE      FEE
Common Stock,
$.001 par value
per share          500,000 shares     $6.19 (2)    $3,095,000 (2)    $284.74

      (1) Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to the shares covered by this Registration Statement.

      (2) Estimated solely for purposes of calculating the registration fee, and based upon the average price of the Registrant's Common Stock as reported on the Nasdaq National Market on July 12, 2002 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required by Part I of Form S-8 is included in documents sent or given to participants in the plan specified on the cover page of this Registration Statement of VitalWorks Inc., a Delaware corporation (the "Registrant"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by Amendment No. 1 and Amendment No. 2 to the Form 10-K.

      (2) The Registrant's Quarterly Report on Form 10-Q filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the quarter ended March 31, 2002.

      (3) The Registrant's Registration Statement on Form 8-A (with respect to the description of its Common Stock), as filed on January 28, 1999.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Item 4.   Description of Securities

      Not applicable.

Item 5.   Interests of Named Experts and Counsel

      Not applicable.

Item 6.   Indemnification

      The Registrant's bylaws provide that the Registrant shall, to the full extent and under the circumstances permitted by Section 145 of the General Corporation Law of the

State of Delaware, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of the Registrant or another enterprise in which the Registrant owns or owned, directly or indirectly, an equity interest or of which it may be a creditor. The Registrant shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by the Registrant only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

      In addition, the Registrant's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by
Section 102(b)(7) of the General Corporation Law of the State of Delaware.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends, repurchasing stock or redeeming stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. This Section further provides that a corporation shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the applicable provision in the Registrant's certificate of incorporation became effective.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action, suit or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to indemnification or as the court deems proper.

Item 7.  Exemption from Registration Claimed

            Not applicable.

Item 8.  Exhibits

            The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

      a. The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table herein; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, Connecticut on the 17th day of July, 2002.

                                 By:   /s/ Joseph M. Walsh
                                       ---------------------------------------
                                       Joseph M. Walsh
                                       President, Chief Executive Officer and
                                       Chairman of the Board of Directors

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of VitalWorks Inc. hereby severally constitute and appoint Joseph M. Walsh and Michael A. Manto, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable VitalWorks Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                          Title(s)                  Date

/s/ Joseph M. Walsh                President, Chief Executive     July 17, 2002
---------------------------------  Officer and Chairman of the
Joseph M. Walsh                    Board of Directors
                                   (Principal Executive Officer)

/s/ Michael A. Manto               Executive Vice President,      July 17, 2002
---------------------------------  Chief Financial Officer and
Michael A. Manto                   Director (Principal
                                   Financial and Accounting
                                   Officer)

/s/ Stephen N. Kahane, M.D., M.S.  Chief Strategy Officer, Vice   July 17, 2002
---------------------------------  Chairman and Director
Stephen N. Kahane, M.D., M.S.

/s/ Kenneth R. Adams               Director                       July 17, 2002
---------------------------------
Kenneth R. Adams

/s/ Stephen J. DeNelsky            Director                       July 17, 2002
---------------------------------
Stephen J. DeNelsky

/s/ David B. Shepard               Director                       July 17, 2002
---------------------------------
David B. Shepard

                                  Exhibit Index

Exhibit
Number      Description
4.1        Certificate of Incorporation of the Registrant with all amendments thereto (incorporated by reference to Exhibit 3.1 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1999)

4.2 Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form
           10-K for the fiscal year ended December 31, 1999)

4.3 Specimen Certificate for shares of Common Stock, $.001 par value per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form SB-2) (Registration
           No. 333-18923)

5.1        Opinion of Hale and Dorr LLP

23.1       Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2       Consent of BDO Seidman, LLP

24.1 Power of Attorney (included on the signature page of this Registration Statement)

--------------------